Letters Patent Incorporating

Keeley Extension Mines, Limited (No Personal Liability)

PROVINCE OF ONTARIO

By the Honourable *Lincoln Goldie,*

Provincial Secretary

To all to whom these Presents shall come—

Greeting

Whereas The Ontario Companies Act provides that, with the exceptions therein mentioned, the Lieutenant Governor may by Letters Patent create and constitute bodies corporate and politic for any of the purposes to which the authority of the Legislature of Ontario extends:

And Whereas by the said Act it is further provided that the Provincial Secretary may, under the seal of his office have, use, exercise and enjoy any power, right or authority conferred by the said Act on the Lieutenant Governor:

And Whereas by their petition in that behalf the persons herein mentioned have prayed for Letters Patent constituting them a body corporate and politic for the due carrying out of the undertaking hereinafter set forth:

And Whereas it has been made to appear that the said persons have complied with the conditions precedent to the grant of the desired Letters Patent and that the said undertaking is within the scope of the said Act.

Now Therefore Know Ye that I, *Lincoln Goldie,* Provincial Secretary, under the authority of the hereinbefore in part recited Act,

Number *15-[illegible]*
[illegible]
[illegible] *30*
[illegible]

H. Costello
Deputy Provincial Secretary

Do by these Letters Patent hereby constitute

the persons hereinafter named, that is to say:—

William Henry Stafford, of the Town of Almonte, in the County of Lanark and Province of Ontario, Barrister-at-Law, and Richard Samuel Denning, Accountant, Charles Thomas Pilcher, [illegible] Secretary, Lawrence John Pushler, Private Secretary, and Georgina Bishler, Married Woman, all of the City of Toronto, in the County of York and Province of Ontario,

and any others who have become subscribers to the Memorandum of Agreement of the Company, and persons who hereafter become shareholders therein, a Corporation under the name of:

Keeley Extension Mines, Limited
(No Personal Liability)

for the following purposes and objects, that is to say:—

(e) To acquire, own, lease, prospect for, open, explore, develop, work, improve, maintain and manage mines and mineral lands and deposits, ______ and to dig for, raise, crush, wash, smelt, assay, analyze, reduce, amalgamate, refine, pipe, convey and otherwise treat ores, metals and minerals, ______ whether belonging to the Company or not, and to render the same merchantable and to sell or otherwise dispose of the same or any part thereof or interest therein; and
(f) To take, acquire and hold as consideration for ores, metals or minerals ______ sold or otherwise disposed of or for goods supplied or for work done by contract or otherwise, shares, debentures or other securities of or in any other company having objects similar in whole or in part to those of the Company hereby incorporated, and to sell and otherwise dispose of the same.

The Capital of the Company to be [illegible] Million Dollars divided into [illegible] shares of One Dollar each,

The Head Office of the Company to be situate at the [illegible] City of Toronto, [illegible]

(d) The Provisional Directors of the Company to be William Henry Shelton, [illegible] [illegible] Pilcher, [illegible] Toronto, [illegible] Georgina [illegible], [illegible]

And It Is Hereby ——— Ordained and Declared that the said Company shall be subject to the Provisions of Part XI of the Ontario Companies Act;

(4) And subject to the provisions of Part VII of The Ontario Companies Act, It Is Hereby Further Ordained And Declared that the Company may pay a commission to any person in consideration of his subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company; Provided, however, that the said commission shall not exceed twenty-five per centum of the amount realized upon the sale of such shares;

And, subject to the provisions of The Ontario Companies Act, It Is Further Ordained And Declared that the Company may use any of its funds in the purchase of shares in any other company;

[illegible] It Is Hereby Further Ordained And Declared:

(1) That the Company may distribute its assets in specie among its shareholders; Provided, however, that no such distribution shall [illegible] a reduction of the capital of the Company except in accordance with the provisions of The Ontario Companies Act;

(2) That the Company [illegible]

(3) That the Company may [illegible]

(4) That the directors may [illegible]

(5) That the Company [illegible] incidental to the incorporation [illegible]

Given under my Hand and Seal of Office at the City of Toronto in the said Province of Ontario, this twenty-first day of December in the year of our Lord one thousand nine hundred and twenty-three.

[illegible]
Provincial Secretary.

L.S